Exhibit (c)(5) Project Blazing Star Transaction Committee Discussion December 18, 2024 [***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

-- Highly Confidential -- Centerview Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Board of Directors of Blazing Star in connection with its evaluation of a proposed transaction involving Blazing Star and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Blazing Star and Saturn (“Defined term for other relevant party”) and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Blazing Star and Saturn. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Blazing Star or any other entity, or concerning the solvency or fair value of Blazing Star or any other entity. With respect to financial forecasts Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Blazing Star as to the future financial performance of Blazing Star, and at your direction Centerview has relied uponsuch forecasts, as provided by Blazing Star’s management, with respect to Blazing Star. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions asineffect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Blazing Star. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of Blazing Star (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Blazing Star or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

-- Highly Confidential -- th Follow-Up from Committee Meeting on December 11 th § Since the WSJ story on December 10 neither the Company nor Centerview has received any credible expression of potential interest in Blazing Star as a whole. There have been a few indications of potential interest in select businesses, mostly in US Healthcare § Since the leak, Blazing Star’s stock price has traded somewhat off its peak to where it is roughly at a 15% premium from the “unaffected” price, $8.85 close on 12/9/24 § A go-shop provision would allow Blazing Star to retain the benefit of a signed agreement while proactively exploring competitive interest with a lower break-up fee and the ability to extend timing if credible interest is found § Ongoing effort to bolster 3YP and articulate additional upside opportunities to counter any diligence deducts Saturn may push 2

-- Highly Confidential -- th Follow-Up from Committee Meeting on December 11 (cont.) § A question was raised as to what Saturn might do with Blazing Star in a private setting that could not be done in a public context. Based on Blazing Star research commentary and direct dialogue with Saturn, a few relevant themes emerged: – Retain and recruit top talent by allowing more material participation in equity upside fueled by higher leverage – Benefit from faster decision-making with a leaner corporate structure – Avoid the need to manage quarterly expectations – Be more open to decisions that might have materially negative impact on near- term earnings and/or earnings continuity – Take advantage of Saturn’s deep retail expertise § Review of key merger agreement terms 3

-- Highly Confidential -- Overview of “Go-Shop” § A “go-shop” period allows the Board of Blazing Star to proactively seek out competing offers for a defined period of time, while retaining the benefit of a signed agreement with Saturn § Saturn’s offer price would act as a floor and any new acquiror would have to exceed that price § To compensate Saturn for any risk that they are “topped” and the work they put in to reach a signed agreement, any new acquiror would also have to pay Saturn a break fee – In completed deals during the last five years with an enterprise value of at least $5 billion th involving a financial sponsor buyer, the average company termination fee was 2.97% (25 th percentile was 2.83% and 75 percentile was 3.28%) – Break fee often lower during the go-shop window (typically ~1/2) and then reverts to the “normal” level § For recent $5bn+ TEV take-private transactions with a go-shop, the length of the go-shop (1) period was between 25 to 60 days after signing, with the majority being ~45 days in length 6 (1) Reflects precedent U.S. LBO transactions with implied TEV >$5bn across industries since 2019. N=31.

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

– Highly Confidential –

Ongoing Effort to Articulate Upside Opportunities

		Description	Impact to Sources & Uses	Annual Impact on Ongoing CF
Upside to 3YP	[***] Contract Negotiation	▪ Reached a verbal agreement on the [***] re-negotiation resulting in [***]	[***]	[***]
	[***] Contract Negotiation	▪ [***]	[***]	[***]
	Net Working Capital	▪ Incremental net working capital opportunity resulting from [***]	[***]	[***]
	Mitigation of VMD Downside	▪ Pursuit of VMD structural alternatives mitigates ~[$400]mm VMD cash burn budgeted within 3YP (excluding impact of txn / bankruptcy fees)	–	+~$400(1)
	BrightSpring Equity Monetization	▪ Potential equity upside of ~$120mm resulting from BrightSpring stock price appreciation	+$120	–
Downside to 3YP	NWC Shortfall	▪ Historical quarter-end cash balances are [***] vs. intra-quarter due to [***]	[***]	[***]
	Updated Share Count	▪ Blazing Star has 19mm-26mm incremental dilutive shares from RSUs and PSUs *(incremental to 864mm basic shares outstanding)*	$(250) - $(350)(2)	–
	Everly Settlement	▪ Everly settlement payment within 3YP is $79mm (initial arbitration cap) vs. current outstanding arbitration award for ~$900mm	$0 - $(800)	–
	Potential Tax Settlement	▪ [***] of potential tax liability exposure, [***] (Blazing Star believes it has a strong case to resolve at $0)	[***]	[***]

Source: Company Filings, Blazing Star Management and Saturn.
(1) Assumption reflects cash burn in forecast but does not reflect any proceeds or offsetting professional / bankruptcy fees.
(2) Reflects impact of incremental shares at $13.50 per share.

CENTERVIEW PARTNERS 7